Contact:

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

Universal Technical Institute Declares Quarterly Cash Dividend

SCOTTSDALE, ARIZ. – Feb. 23, 2012 – Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, announced today that its board of directors instituted a quarterly cash dividend on UTI common stock of $0.10 per share, payable on March 30, 2012, to common stockholders of record as of March 15, 2012.

“Notwithstanding the economic and regulatory headwinds UTI is facing, instituting an on-going quarterly cash dividend is consistent with our strategy of increasing shareholder value and when appropriate, returning capital to shareholders,” said Kimberly McWaters, chief executive officer of UTI.

About Universal Technical Institute, Inc.

Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 160,000 graduates in its 47-year history, UTI offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). To learn more about UTI and its training services, log on to www.uti.edu.

Safe Harbor Statement

All statements contained herein, other than statements of historical fact, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include, among other things, changes to federal and state educational funding, changes to regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the Company and other risks that are described from time to time in the Company’s public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.